Attached:

Exhibit 6 – The consent of the Trustee required by Section 321(b) of the Trust Indenture Act of 1939

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CONSENT

In accordance with Section 321(b) of the Trust Indenture Act of 1939, the undersigned, CITIBANK, N.A., hereby consents that reports of examination of the undersigned by Federal, State, Territorial or District authorities may be furnished by such authorities to the Securities and Exchange Commission upon its request therefore.

Dated: February 10, 2012

CITIBANK, N.A.

By:	/s/ Kristen Driscoll
Kristen Driscoll Vice President